Exhibit 19.1
TWILIO INC.

AMENDED AND RESTATED POLICY ON INSIDER TRADING AND DISCLOSURE

As a public company, the Common Stock (and potentially other securities) issued by or relating to Twilio Inc. (together with its subsidiaries, the “Company”) can be purchased or sold on a national exchange. With that opportunity comes the responsibility to comply with federal and state securities laws that prohibit insider trading. Violation of these laws carries severe consequences. The Company also has the responsibility to take reasonable steps to prevent insider trading by its employees and others that may have access to material nonpublic information.

This amended and restated policy (the “Insider Trading Policy”) is intended to provide a set of guidelines and rules for all of us to comply with insider trading laws and avoid the appearance of impropriety in connection with trading in the Company’s securities or disclosure of information concerning the Company. It is your obligation to understand and comply with this Insider Trading Policy.

The Company has designated its Chief Legal Officer, its VP, Corporate Legal, and its VP, Ethics & Compliance, as its insider trading compliance officers (the “Compliance Officers”). Each Compliance Officer may designate others, from time to time, to assist with the execution of such Compliance Officer’s duties under this Insider Trading Policy. Please contact any of these individuals, c/o Twilio Inc., 101 Spear Street, Fifth Floor, San Francisco, CA 94105 or at insidertrading@twilio.com if you have any questions regarding this Insider Trading Policy.

I.Who is Covered by this Insider Trading Policy?

This Insider Trading Policy applies to all of the Company’s directors, officers, employees, and certain designated consultants and contractors who potentially have access to material nonpublic (“material” and “nonpublic” are each defined below) information in the course of their service to the Company (each such director, officer, employee, or designated consultant or contractor, a “Twilio Covered Person”). The same restrictions that apply to a Twilio Covered Person also apply to (1) their spouse, significant other, children, parents or other family members, in each case, living in the same household, (2) all trusts, family partnerships and other types of entities formed for the benefit of the Twilio Covered Person or the Twilio Covered Person’s family members over which the Twilio Covered Person has the ability to influence or direct investment decisions concerning securities, (3) all persons who execute trades on behalf of the Twilio Covered Person, and (4) any investment funds, trusts, retirement plans, partnerships, corporations or other entities over which the Twilio Covered Person has the ability to direct investment decisions concerning securities (each a “Covered Affiliate”). Twilio Covered Persons are responsible for ensuring compliance with this Insider Trading Policy by all of their Covered Affiliates. Unless the context otherwise requires, references to “Twilio Covered Person” in this Insider Trading Policy refer collectively to a Twilio Covered Person and the Covered Affiliates of such Twilio Covered Person.

This Insider Trading Policy continues to apply following the termination of a Twilio Covered Person’s service to or employment with the Company until the later of (1) any material nonpublic information possessed by such individual becoming public or no longer material, and

Exhibit 19.1
(2) the Company’s next open trading window (if the Company is not in an open trading window at the time that a Twilio Covered Person ceases to be a service provider or employee of the Company).

In addition, this Insider Trading Policy applies regardless of whether a Twilio Covered Person or Covered Affiliate is resident within the United States. In addition to this Insider Trading Policy, all directors, officers and certain designated employees, consultants and contractors of the Company are also subject to, and are required to comply with, the Company’s Special Trading Procedures for Designated Persons (the “Trading Procedures”), which supplement and shall be deemed a part of this Insider Trading Policy, including the requirement to pre-clear all transactions in the Company’s securities by such persons with a Compliance Officer.

From time to time, the Company may engage in transactions in its own securities. It is the Company’s policy to comply with all applicable securities and state laws when engaging in transactions in Company securities.
II.What is Prohibited by this Insider Trading Policy? No Trading Except During Trading Windows
The announcement of the Company’s quarterly financial results has the potential to have a material effect on the market for the Company’s securities. Although a Twilio Covered Person may not know the financial results prior to public announcement, if such Twilio Covered Person engages in a trade before the financial results are disclosed to the public, such trades may give an appearance of impropriety that could subject such Twilio Covered Person and the Company to a charge of insider trading. Therefore, subject to limited exceptions set forth herein, Twilio Covered Persons may trade in Company securities only during open trading windows.

What are the Trading Windows?

Unless otherwise advised, the trading windows consist of the periods that begin when the market opens on the second full trading day following the Company’s issuance of a press release (or other method of broad public dissemination) announcing its quarterly or annual earnings and end at the close of business on the tenth day of the last month of the then-current quarter. For the purposes of this Insider Trading Policy, a “trading day” shall mean a day on which the New York Stock Exchange is open for trading. For example, if the Company issues a press release (or other method of broad public dissemination) announcing its quarterly or annual earnings after trading closes on a Tuesday, the first time a Twilio Covered Person can buy or sell Company securities is the opening of the market on Thursday. The example above assumes that Wednesday and Thursday are trading days.
From time to time, the Company may also close the trading window prior to its typical end date for one or more Twilio Covered Person(s) when, in the judgment of a Compliance Officer, such a closure is warranted. The Company may impose this type of special trading window closure on a Twilio Covered Person if, for example, such Twilio Covered Person is aware (or may become aware) of material developments that have not yet been disclosed to the public. Any Twilio Covered Person affected by a special closure of the trading window will be notified in writing (the fact of such notice and its content should be kept strictly confidential) and may not trade in Company securities until approved by a Compliance Officer.

Exhibit 19.1
When Can I Trade Outside of an Open Trading Window?

Twilio Covered Persons are allowed to trade outside of an open trading window only pursuant to transactions in accordance with one of the exemptions outlined in the section below titled “Are There Any Exceptions?”

No Short Sales; No Purchases or Sales of Derivative Securities or Hedging Transactions; No Company Securities Subject to Margin Calls; No Pledges

No Twilio Covered Person may at any time sell any securities of the Company that are not owned by such Twilio Covered Persons at the time of the sale (a “short sale”).
No Twilio Covered Person may buy or sell puts, calls, other derivative securities of the Company or any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities or engage in any other hedging transaction with respect to the Company’s securities, at any time.

No Twilio Covered Person may use the Company’s securities as collateral in a margin account.

No Twilio Covered Person may pledge Company securities as collateral for a loan or as part of any other pledging transaction.
No Trading Based on Material Nonpublic Information

Even during an open trading window, it is generally illegal (and also a violation of the Company’s Insider Trading Policy) for a Twilio Covered Person to trade in the securities of the Company while in the possession of material nonpublic information about the Company. Note that for purposes of this Insider Trading Policy, “securities” includes common stock, options to purchase common stock, any other type of securities that the Company may issue (such as preferred stock, convertible debentures, warrants, exchange-traded options or other derivative securities), and any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities.

Other Prohibited Activities
In addition to restrictions on trading, Twilio Covered Persons are generally prohibited from the following activities when they know or are in possession of material nonpublic information:
●having others trade in the Company’s securities for them;
●giving trading advice of any kind about the Company except that a Twilio Covered Person should, when appropriate, advise others not to trade if doing so might violate the law or this Insider Trading Policy; and
●disclosing any material nonpublic information about the Company to anyone else who might then trade, or recommending to anyone that they purchase or sell the

Exhibit 19.1
Company’s securities when such Twilio Covered Person is aware of material nonpublic information (these practices are known as “tipping”).

As noted above, these prohibitions also apply to Covered Affiliates.
In addition, a Twilio Covered Person who, in the course of providing services to the Company, learns of any material nonpublic information about another company (for example, a customer, supplier or other party with which the Company is negotiating a major transaction, such as an acquisition, investment or sale) or learns of any material nonpublic information that could be expected to affect the trading price of the securities of another company, such Twilio Covered Person may not (a) use that information to trade, directly or indirectly through others, in that other company’s securities until the information becomes public or is no longer material, or (b) provide that information to another person in order to trade in that other company’s securities until the information becomes public or is no longer material.

Twilio Covered Persons should remain aware that this Insider Trading Policy applies to any sale of stock as part of a broker-assisted cashless exercise of an option and any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

These prohibitions continue whenever and for as long as a Twilio Covered Person knows or is in possession of material nonpublic information. Remember, anyone scrutinizing a Twilio Covered Person’s transactions will be doing so after the fact, with the benefit of hindsight. As a practical matter, before engaging in any transaction, every Twilio Covered Person should carefully consider how enforcement authorities and others might view the transaction in hindsight.

Definition of Material Nonpublic Information

This Insider Trading Policy prohibits Twilio Covered Persons from trading in the Company’s securities if they are in possession of information about the Company that is both “material” and “nonpublic.”

What is “Material” Information?

Information about the Company is “material” if it could reasonably be expected to affect the investment or voting decisions of a stockholder or investor, or if the disclosure of the information could reasonably be expected to significantly alter the total mix of information in the marketplace about the Company. In simple terms, material information is any type of information that could reasonably be expected to affect the market price of the Company’s securities. Both positive and negative information may be material. While it is not possible to identify all information that would be deemed “material,” the following items are types of information that should be considered carefully to determine whether they are material:
●earnings guidance or projections of future financial performance that the Company expects to announce publicly in the near-term;
●the Company’s financial results for a completed (or nearly completed) quarter or fiscal year that have not yet been disclosed publicly (for example, the Company’s quarterly revenue);

Exhibit 19.1
●potential restatements of the Company’s financial statements, changes in auditors or auditor notification that the Company may no longer rely on an auditor’s audit report;
●pending or proposed mergers, acquisitions, investments, tender offers, joint ventures or dispositions of significant assets;
●major personnel changes, such as changes in senior management or the Board of Directors;
●actual or threatened significant litigation or governmental investigations or major developments in such matters;
●the loss of a significant customer, contract or supplier that would be expected to have a meaningful negative impact on the Company’s financial results and/or business prospects;
●major product launches or significant changes to the Company’s products;
●potential equity or debt financing transactions by the Company;
●changes in dividend policy, declarations of stock splits, or public or private sales of additional securities;
●significant data breaches or other cybersecurity events;
●potential defaults under the Company’s credit agreements or indentures, or the existence of material liquidity deficiencies; and
●bankruptcies or receiverships.

The Securities and Exchange Commission (the “SEC”) has stated that there is no fixed quantitative threshold amount for determining materiality, and that even very small quantitative changes can be qualitatively material if they would result in a movement in the price of the Company’s securities.
What is “Nonpublic” Information?
Material information is “nonpublic” if it has not been disseminated in a manner making it available to investors generally. To show that information is public, it is necessary to point to some fact that establishes that the information has become publicly available, such as the filing of a report with the SEC, the distribution of a press release through a widely disseminated news or wire service, or by other means that are reasonably designed to provide broad public access. Before a person who possesses material nonpublic information can trade, there also must be adequate time for the market as a whole to absorb the information that has been disclosed. For the purposes of this Insider Trading Policy, information will be considered public when the market opens on the second full trading day following the Company’s public release of the information.

For example, if the Company announces material information that a Twilio Covered Person is or is deemed to be aware of after trading closes on a Tuesday, the first time that Twilio Covered Person can buy or sell Company securities is the opening of the market on Thursday. The example above assumes that Wednesday and Thursday are trading days.

Exhibit 19.1
Are There Any Exceptions?
Except as set forth below, there are no exceptions to this Insider Trading Policy. Gifts are not an exception and are subject to the terms of this Insider Trading Policy.

Pre-Approved Rule 10b5-1 Plans

Transactions effected pursuant to a Rule 10b5-1 plan pre-approved by a Compliance Offer will not be subject to the Company’s trading windows. Rule 10b5-1 of the Exchange Act provides an affirmative defense from insider trading liability under the federal securities laws for trading plans that meet certain requirements. If a Twilio Covered Person intends to trade pursuant to a trading plan, arrangement or instruction that meets the requirements of Rule 10b5-1, such plan must meet the requirements established by the Company, which a Twilio Covered Person can obtain from a Compliance Officer.

Certain Transactions Related to Employee Benefit Plans

Exercise of Stock Options. The trading prohibitions and restrictions set forth in this Insider Trading Policy do not apply to the exercise of an option to purchase securities of the Company when payment of the exercise price is made in cash. However, the securities acquired upon the exercise of an option to purchase Company securities are subject to all of the requirements of this Insider Trading Policy. In addition, this Insider Trading Policy applies to the sale of outstanding Company securities to constitute part or all of the exercise price of an option, any exercise of a stock appreciation right, any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

Tax Withholding on Restricted Stock/Units. The trading prohibitions and restrictions set forth in this Insider Trading Policy do not apply to the withholding by the Company of shares of stock, or the required sale of shares of stock, in either case, upon vesting of restricted stock or upon settlement of restricted stock units to satisfy applicable tax withholding requirements if: (a) such withholding or sale is required by the applicable plan or award agreement; (b) the election to withhold shares or require the sale of shares was made by the Company in its sole discretion; or (c) the election to have shares withheld or sell shares was made by the Twilio Covered Person in compliance with this Insider Trading Policy.

Employee Stock Purchase Plan. The trading prohibitions and restrictions set forth in this Insider Trading Policy do not apply to (a) periodic wage withholding contributions by the Company or employees of the Company that are used to purchase the Company’s securities pursuant to the employees’ advance instructions under any employee stock purchase plan of the Company, or (b) elections with respect to participation in any employee stock purchase plan of the Company or to purchases of securities under such plan. However, any sale of securities acquired under such plan is subject to the prohibitions and restrictions of this Insider Trading Policy.
Laws of Descent or Change in Form of Ownership

The trading prohibitions and restrictions set forth in this Insider Trading Policy do not apply to transfers by will or the laws of descent or distribution and, provided that prior written notice is

Exhibit 19.1
provided to a Compliance Officer, distributions or transfers (such as certain tax planning or estate planning transfers) that effect only a change in the form of Twilio Covered Person’s beneficial interest without changing such Twilio Covered Person’s pecuniary interest in the Company’s securities.

III.Are there any Restrictions on the Use of Social Media, Internet Chat Rooms or Websites?
While the Company encourages its stockholders and potential investors to obtain as much information as possible about the Company, the Company believes that information should come from its publicly-filed SEC reports, press releases and external website or from a designated Company spokesperson, rather than from speculation or unauthorized disclosures by others. For this reason, the Company has designated certain members of management to respond to inquiries regarding the Company’s business and prospects. This centralization of communication is designed to ensure that the information the Company discloses is accurate and considered in light of previous disclosures. Formal announcements are generally reviewed by management and legal counsel before they are made public. Any communications that do not go through this review process create an increased risk to the Company, as well as to the individual responsible for the communication, of civil and criminal liability.

In addition, with the advent of the Internet, and the emergence of social media and chat rooms, electronic discussions about companies and their business prospects have become common. Inappropriate communications disseminated on the Internet may pose an inherently greater risk due to the size of the audience they can reach. These forums have the potential to move a stock price significantly, and very rapidly – even though the information disseminated through social media and chat rooms often is unreliable, and in some cases, may be deliberately false. The SEC has investigated and prosecuted a number of fraudulent schemes involving social media and chat rooms. You may encounter information about the Company on the Internet that you believe is harmful or inaccurate, or other information that you believe is true or beneficial for the Company. Although you may have a natural tendency to deny or confirm such information on social media or in a chat room, any sort of response, even if it presents accurate information, could be considered improper disclosure and could result in legal liability to you and/or to the Company.

The Company is committed to preventing inadvertent disclosures of material nonpublic information, preventing unwitting participation in Internet-based securities fraud, and avoiding the appearance of impropriety by persons associated with the Company. Accordingly, this Insider Trading Policy prohibits Twilio Covered Persons from discussing material nonpublic information about the Company with anyone, including other Twilio Covered Persons, except as required in the performance of your duties. No Twilio Covered Person should, under any circumstances, provide information or discuss matters involving the Company with the news media, any broker- dealer, analyst, investment banker, investment advisor, institutional investment manager, investment company or stockholder, even if they are contacted directly by such persons, without express prior authorization. This restriction applies whether or not a Twilio Covered Person identifies himself or herself as associated with the Company. All such contact or inquiries should be referred to Twilio Inc., 101 Spear Street, Fifth Floor, San Francisco, CA 94105, Attn: Investor Relations or IR@twilio.com.

Exhibit 19.1

This Insider Trading Policy also prohibits Twilio Covered Persons from making any comments or postings about material nonpublic information about the Company on any social media, chat rooms or websites, or responding to comments or postings about the Company’s business made by others. This restriction applies whether or not the Twilio Covered Person identifies himself or herself as associated with the Company. Sharing or posting links to or “re- tweeting” Company news announcements about material nonpublic information about the Company is permitted so long as the news announcement has already been posted to the Company’s public website (or has otherwise been publicly disclosed by the Company) or otherwise approved by a Compliance Officer and is not accompanied by commentary prohibited by this Insider Trading Policy.
IV.What are the Penalties for Insider Trading and Noncompliance with this Insider Trading Policy?
Both the SEC and the national securities exchanges, through the Financial Industry Regulatory Authority (FINRA), investigate and are very effective at detecting insider trading. The SEC, together with the U.S. Attorney’s Office, pursue insider trading violations vigorously. For instance, cases have been successfully prosecuted against trading by employees in foreign accounts, trading by family members and friends, and trading involving only a small number of shares.
The penalties for violating insider trading or tipping rules can be severe and include:

●disgorgement of the profit gained or loss avoided by the trading;
●payment of the loss suffered by the persons who, contemporaneously with the purchase or sale of securities that are subject of such violation, have purchased or sold, as applicable, securities of the same class;
●payment of criminal penalties of up to $5,000,000;
●payment of civil penalties of up to three times the profit made or loss avoided; and
●imprisonment for up to 20 years.

The Company and/or the supervisors of the person engaged in insider trading may also be required to pay civil penalties as well as criminal penalties, and could under certain circumstances be subject to private lawsuits.

Violation of this Insider Trading Policy or any federal or state insider trading laws may subject the person violating such policy or laws to disciplinary action by the Company up to and including termination. The Company reserves the right to determine, in its own discretion and on the basis of the information available to it, whether this Insider Trading Policy has been violated. The Company may determine that specific conduct violates this Insider Trading Policy, whether or not the conduct also violates the law. It is not necessary for the Company to await the filing or conclusion of a civil or criminal action against the alleged violator before taking disciplinary action.

Exhibit 19.1

V.Does the Company have any Other Policies Regarding Confidential Information?
The Company also has strict policies relating to safeguarding the confidentiality of its internal, proprietary information. These policies include procedures regarding identifying, marking and safeguarding confidential information and employee confidentiality agreements. You should comply with these policies at all times.

VI.How Do You Report a Violation of this Insider Trading Policy?

If you violate this Insider Trading Policy or any federal or state laws governing insider trading, or know of any such violation by any other Twilio Covered Person, you must report the violation immediately to the Compliance Officers. However, if the conduct in question involves a Compliance Officer, if you have reported such conduct to a Compliance Officer and do not believe that they dealt with it properly, or if you do not feel that you can discuss the matter with a Compliance Officer, you may raise the matter with the Company’s Chief Financial Officer, c/o Twilio Inc. 101 Spear Street, Fifth Floor, San Francisco, CA 94105 or via email.

VII.Is This Insider Trading Policy Subject to Modification?

The Company may at any time change this Insider Trading Policy or adopt such other policies or procedures which it considers appropriate to carry out the purposes of its policies regarding insider trading and the disclosure of Company information. Notice of any such change will be delivered to you by regular or electronic mail (or other delivery option) by the Company. You will be deemed to have received, agreed to and become bound by revisions of this Insider Trading Policy when such revisions have been delivered to you, unless you object to any revision in a written statement received by the Compliance Officers, within two business days of such delivery.

VIII.Waivers

A waiver of any provision of this Insider Trading Policy in a specific instance must be authorized in writing by a Compliance Officer or, in the case of directors and officers who are subject to Section 16 of the Exchange Act, by a Compliance Officer in consultation with the Company’s Board of Directors or an independent committee of the Board of Directors.

IX.Acknowledgment

This Insider Trading Policy will be delivered to all current Twilio Covered Persons and to all new Twilio Covered Persons at the start of their employment or relationship with the Company. Upon first receiving a copy of this Insider Trading Policy, each Twilio Covered Person must acknowledge that such Twilio Covered Person has received a copy and agrees to comply with the terms of this Insider Trading Policy. The acknowledgment should be returned in the manner provided for in the notice accompanying the delivery of this Insider Trading Policy or, alternatively, by delivering the acknowledgement attached to this Insider Trading Policy within ten days of receipt to:

Twilio Inc.
101 Spear Street

Exhibit 19.1
Fifth Floor
San Francisco, CA 94105 insidertrading@twilio.com Attn: Chief Legal Officer
VP, Corporate Legal
VP, Ethics & Compliance
The acknowledgment will constitute consent for the Company to impose sanctions for violation of this Insider Trading Policy, and to issue any necessary stop-transfer orders to the Company’s transfer agent to ensure compliance.

Twilio Covered Persons will be required upon the Company’s request to re-acknowledge and agree to comply with this Insider Trading Policy (including any amendments or modifications). For this purpose, a Twilio Covered Person will be deemed to have acknowledged and agreed to comply with this Insider Trading Policy when copies of such items have been delivered to the Twilio Covered Person by regular or electronic mail (or other delivery option used by the Company) by the Compliance Officers or their designee, unless the Twilio Covered Person objects in a written statement received by a Compliance Officer within two business days of such delivery.

Failure to observe this Insider Trading Policy could lead to significant legal problems, including fines and/or imprisonment, and could have other serious consequences, including the termination of employment or service relationship with the
Company.

ADOPTED: January 25, 2016, as amended June 12, 2017, June 14, 2018, December 15, 2021,
March 28, 2023, December 18, 2024, and July 16, 2025.